Exhibit 99.1

INTERLINKS ELECTRONICS CEO TO STEP DOWN IN 2008

Camarillo, California, September 28, 2007—Interlink Electronics, Inc. [OTC:LINK.PK], today announced that Mr. E. Michael Thoben, long time Chairman, CEO and President intends to resign as an officer of the Company in early 2008. In the interim, he will continue to serve as President and Chief Executive Officer and will participate actively in the search for his successor. Following his resignation, Mr. Thoben will remain a director of the company and will be appointed Vice-Chairman of the Board.

“It has been a great pleasure serving the shareholders and employees of Interlink over the last 17 years,” said E. Michael Thoben. “I have had the opportunity of leading the Company’s evolution from our early days as an undercapitalized technology company to an international company selling to many of the worlds leading electronic manufacturers and financial institutions. With the recent sale of two of our non-strategic business segments and restructuring of the company, Interlink is well-poised to capitalize on the two very exciting market opportunities. I look forward to playing an active role in the selection and mentoring of my successor in the months to come.”

“It has been a pleasure to work with Michael over the last seven years,” said John Buckett, newly elected Chairman of the Board. “His tireless efforts and market insights on behalf of the company and its stockholders have created two businesses with great potential. The recent restructuring, which Michael led, has positioned Interlink well to focus on its areas of greatest opportunity. We look forward to Michael’s continued advice and counsel as Vice Chairman of the Board.”

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (OTC: LINK.PK), is a global leader in the design, development and manufacture of intuitive human interface products and technologies. Setting tomorrow’s standards for electronic signature and e-notarization products, Interlink has established itself as one of the world’s leading innovators of intuitive interface design. With more than 41 patents around the world protecting its technologies and products, Interlink Electronics serves a world-class customer-base from its corporate headquarters in Camarillo, California and offices in Japan, Hong Kong and China. For more information, see http://www.interlinkelectronics.com.

This release contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: the sufficiency of cash, credit lines and other sources to finance our operations; the results of pending litigation; business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in, and acceptance by our market of, our product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding Interlink’s financial results, industry and revenue trends, the filing of reports with the Securities and Exchange Commission and future business activities should be considered in light of these factors.

Contact:

Investor Relations Contact: Michelle Lockard

mlockard@interlinkelectronics.com; 805-484-8855 ext. 114

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